As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYNERGY PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0505269 (I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 1609

New York, New York 10170
(212) 297-0020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary S. Jacob
Chief Executive Officer

Synergy Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609

New York, New York 10170
(212) 297-0020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq.

Stephen A. Cohen, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒   333-163316

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	—	(1)	—	(1)	$8,625,480	$988.48	(2)
(1)

The Registrant previously registered common stock, preferred stock, debt securities, warrants, units and other securities with an aggregate offering price not to exceed $100,000,000 on a Registration Statement on Form S-3 (File No. 333-163316), as amended, which was declared effective on December 10, 2009. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional indeterminate number of shares of the Registrant’s common stock as shall have an aggregate offering price not to exceed $8,625,480 is hereby being registered hereunder. The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the shares of common stock registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)

Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Represents the registration fee only for the additional amount of securities of the Registrant being registered hereby. The Registrant previously registered securities pursuant to a Registration Statement on Form S-3 (File No. 333-163316), as amended, for which a fee of $5,580 was paid.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and General Instruction IV(A) to Form S-3 to register the Registrant’s common stock, par value $0.0001 per share, with an aggregate initial offering price not to exceed $8,625,480. In accordance with Rule 462(b), this Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-3 (File No. 333-163316), filed with the Securities and Exchange Commission on November 24, 2009, as amended on December 7, 2009, and declared effective by the Securities and Exchange Commission on December 10, 2009, as amended by Post-Effective Amendment No. 1 thereto which was declared effective on May 2, 2012, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.

The required opinion and consents are listed on the Exhibit Index attached to and filed with this registration statement.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of May 2012.

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Gary S. Jacob	Chief Executive Officer and Director	May 3, 2012
Gary S. Jacob	(Principal Executive Officer)

/s/ Gabriele M. Cerrone	Chairman of the Board	May 3, 2012
Gabriele M. Cerrone

/s/ Thomas H. Adams	Director	May 3, 2012
Thomas H. Adams

/s/ John P. Brancaccio	Director	May 3, 2012
John P. Brancaccio

/s/ Melvin K. Spigelman	Director	May 3, 2012
Melvin K. Spigelman

/s/ Bernard F. Denoyer	Senior Vice President, Finance	May 3, 2012
Bernard F. Denoyer	(Principal Accounting Officer and Principal Financial Officer)

/s/ Christopher McGuigan	Director	May 3, 2012
Christopher McGuigan

/s/ Alan F. Joslyn	Director	May 3, 2012
Alan F. Joslyn

3

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1 to this Registration Statement.

4